Artisan Partners Asset Management Inc. Reports Quarter and Year Ended December 31, 2015 Results
Milwaukee, WI – February 9, 2016 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2015. The full fourth quarter 2015 earnings release and investor presentation can be viewed at www.apam.com.

Commenting on 2015, Eric Colson, Chairman and CEO, said, “We are cautious about commenting on short time periods like one year. Clients don’t entrust us to manage their money for only one year at a time, nor do our portfolio managers make investments with a one-year outlook. Similarly, we don’t make business decisions, or assess our business performance, on a January 1 to December 31 basis. In each of these contexts, long-term performance and decision-making is what matters: Compounding client assets over full market cycles. Building multi-generational investment franchises. Developing investment strategies with strong track records that will be relevant to sophisticated investors for years to come.

“Looking at 2015 through this long-term lens, I am pleased with what we accomplished as a firm. Investment performance was strong across the majority of our strategies and teams. The global products that we’ve launched over the last ten years are delivering impressive and differentiated performance and proving to be attractive to investors and clients worldwide. Our High Income strategy finished its first full calendar year ranked within the top 4% of its peers. We launched our newest strategy, Artisan Developing World, managed by a talented team of investors who joined us early in the year. We also continued to methodically build out our non-U.S. distribution effort, and we further strengthened our operational and technological infrastructure, which should allow us to continue to thoughtfully add teams and strategies that fit within long-term asset allocation trends.

Business Update

“As of December 31, 2015, the five-year average annual returns of 8 of our 12 investments strategies with five-year track records exceeded the returns of the applicable benchmark. Six of those strategies beat their benchmark on average by over 450 basis points per year during the period. Our Global Opportunities and Global Equity strategies, both of which are open to new clients and investors and have considerable additional capacity, beat their benchmarks by an average of over 600 and 550 basis points, respectively, over that period.

“Those returns reflect the high-value added active management style of our investment teams, which develop portfolios that are highly differentiated from indices.  That’s what our clients and investors pay us to do.  However, differentiated investing can also result in significant underperformance for periods of time.  We’ve seen that in the strategies managed by our U.S. Value team. 2015 was another strong year for momentum stocks.  In a momentum environment, it’s not surprising that the U.S. Value team’s portfolios underperformed the broad-based benchmarks, which are influenced to a greater degree by momentum factors due to their market cap weighting.  Fortunately, history tells us that anomalous factor premiums won’t last forever.

“From the outset in 1994, Artisan has been managed with the view that future market volatility and uncertainty are guaranteed.  The firm was designed to generate differentiated investment results and produce a predictable and stable financial environment for investment teams and shareholders, even during volatile and uncertain periods.  In January 2016, our AUM declined from $99.8 billion to $92.1 billion, primarily due to declines in worldwide equity markets.  We have experienced similar declines in the past. Most of our expenses, including the majority of our compensation expense, fluctuate automatically with changes in revenue levels.  The resulting financial outcome provides stability and predictability to our investment teams and shareholders.

“Grounded by our long-term business philosophy and judgment, we will not respond to market volatility or industry uncertainty with product launches that are inconsistent with Who We Are.  Our core competency is high-value added active investment management.  We believe that sophisticated asset allocators will continue to demand high value added actively managed strategies, especially during volatile periods.  We will continue to design and position our strategies to respond to that long-term demand.”

Conference Call
The Company will host a conference call on February 10, 2016 at 12:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. The call will be webcast and can be accessed via the investor relations section of artisanpartners.com. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers. A replay of the call will be available until February 17, 2016 by dialing 877.344.7529 or 412.317.0088 for international callers. The replay access code is 10078766. In addition, the webcast will be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Among the important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Artisan Partners brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com